Exhibit 10.2

February 7, 2014

Eric Anderson
3036 NE Ainsworth St.
Portland, OR  97211

Dear Eric;

This letter is being provided to you in recognition of your contributions to the company.  You’ve made a significant positive impact on the development of the company’s marketing team, its digital pivot capabilities and in driving significant improvements across marketing operations as well as other areas of customer acquisition. Your role is key to our organizational development and we are appreciative of your efforts.

Accordingly, you are receiving a promotion to the position of Senior Vice President, Marketing.  In this position, you will continue to be responsible for marketing, marketing operations and key customer acquisition functions such as admissions.  With this promotion and change in responsibility level, you will become the company’s Principal Operating Officer from a SEC reporting standpoint and your compensation may become publicly disclosed in our future proxy statements and potentially other filings as required by SEC regulations.

In this position, your new annual cash compensation package will be $315,000 (at target) including a base salary of $225,000 and incentive opportunity with an on-target payout of 40% of base salary.  You will also continue to be eligible for equity awards as provided by the Compensation Committee of the Board of Directors.  The change in pay is effective as of Monday – February 10, 2014.

Your current Severance and Change in Control agreement has been modified by approval of the Compensation Committee of the Board of Directors to the level commensurate with a Senior Vice President role.  Please see the attached Change in Control & Severance Agreement for details.

Eric, we are very appreciative of the dedication that you have displayed towards the Company and look forward to your continued contributions in this role of expanded responsibility.  If you have any questions about this letter or the terms included within it, please feel free to discuss them with me directly or with Bryan Fix in HR.

Sincerely,

AMBASSADORS GROUP, INC.
/s/ Anthony F. Dombrowik
Anthony F. Dombrowik Interim Chief Executive Officer, Chief Financial Officer (Principal Executive Officer and Financial Officer)
Date: February 7, 2014

Signature…

I accept the change of role to the position of SVP, Marketing for Ambassadors Group, Inc..  By signing this letter-agreement, I indicate that I’ve had an opportunity to ask questions and discuss the role with my manager

AMBASSADORS GROUP, INC.
/s/ Eric Anderson
Eric Anderson
Date: February 7, 2014